Exhibit 99.1

890 5th Avenue Partners, Inc. Announces the Separate Trading of Its Class A Common Stock and Warrants Commencing on March 5, 2021

NEW YORK, March 4, 2021 -- 890 5th Avenue Partners, Inc. (Nasdaq: ENFAU) (the "Company") today announced that holders of the 28,750,000 units sold in the Company's initial public offering completed on January 14, 2021, may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on March 5, 2021. Those units not separated will continue to trade on the Nasdaq Capital Market ("Nasdaq") under the ticker symbol "ENFAU," and the shares of Class A common stock and warrants that are separated will trade on the Nasdaq under the symbols "'ENFA" and "ENFAW," respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses in the media and entertainment industries.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About 890 5th Avenue Partners, Inc.

890 5th Avenue Partners, Inc. a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company's management team is led by Emiliano Calemzuk, Chief Executive Officer, Michael Del Nin, Chief Operating Officer and Chief Financial Officer, and Adam Rothstein, Executive Chairman.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), copies of which are available on the SEC's website, www.sec.gov. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

890 5th Avenue Partners, Inc.
Chris Buffone
575 914 6575

chris@890fifthavenue.com